Exhibit 21.1

SUBSIDIARIES OF KINSALE CAPITAL GROUP, INC.

Subsidiary	Jurisdiction of Incorporation or Formation
Kinsale Insurance Company	Arkansas
Kinsale Management, Inc.	Delaware
Aspera Insurance Services, Inc.	Virginia